                                                                     Exhibit 2.1

                             CONTRIBUTION AGREEMENT


                                  by and among



                           KB ONLINE HOLDINGS, INC.,
                              BRAINPLAY.COM, INC.


                                      and


                                 TOYCO.COM LLC



                                  May 18, 1999

                               TABLE OF CONTENTS

                                                                            PAGE
ARTICLE 1         DEFINITIONS..................................................1

         1.1      Definitions..................................................1

ARTICLE 2         CONTRIBUTIONS................................................5

         2.1      Contributions by KB Online Holdings..........................5
         2.2      Contributions by BrainPlay...................................5
         2.3      Assumed Liabilities..........................................5
         2.4      Amount and Form of Consideration.............................6
         2.5      Closing......................................................6
         2.6      Transactions at Closing......................................6

ARTICLE 3  REPRESENTATIONS OF KB ONLINE HOLDINGS...............................7

         3.1      Corporation Existence and Power..............................7
         3.2      Corporate Authorization and Execution........................8
         3.3      Governmental Authorization...................................8
         3.4      Non-Contravention............................................8
         3.5      Litigation...................................................8
         3.6      Assets.......................................................8
         3.7      Brokers......................................................9
         3.8      Material Adverse Effect......................................9

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF BRAINPLAY..........................9

         4.1      Corporate Existence and Power................................9
         4.2      Corporate Authorization......................................9
         4.3      Governmental Authorization...................................9
         4.4      Non-Contravention...........................................10
         4.5      Capitalization..............................................10
         4.6      Financial Statements........................................10
         4.7      Absence of Certain Changes..................................11
         4.8      No Undisclosed Material Liabilities.........................12
         4.9      Labor Matters...............................................12
         4.10     Contracts...................................................13
         4.11     Litigation..................................................14
         4.12     Compliance With Laws and Court Orders.......................14
         4.13     Properties..................................................15
         4.14     ERISA Representations.......................................15
         4.15     Intellectual Property.......................................15

         4.16     Insurance Coverage..........................................17
         4.17     Taxes.......................................................17
         4.18     Licenses and Permits........................................19
         4.19     Brokers.....................................................19

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF TOYCO.............................19

         5.1      Existence and Power.........................................19
         5.2      Authorization...............................................19
         5.3      Governmental Authorization..................................19
         5.4      Non-Contravention...........................................20
         5.5      Litigation..................................................20
         5.6      Brokers.....................................................20
         5.7      Liabilities.................................................20
         5.8      Contracts...................................................20

ARTICLE 6 COVENANTS OF KB ONLINE HOLDINGS.....................................21

         6.1      Confidentiality.............................................21
         6.2      Access......................................................21
         6.3      Notice of Certain Events....................................21
         6.4      Use of KBToys.com Name......................................22
         6.5      Merchandise Supply..........................................22
         6.6      Intercompany Services.......................................22
         6.7      Forbearance.................................................23
         6.8      Srinivasan Employment Agreement.............................23

ARTICLE 7  COVENANTS OF BRAINPLAY.............................................23

         7.1      Conduct of the Business.....................................23
         7.2      Access......................................................24
         7.3      Notice of Certain Events....................................24
         7.4      Other Offers................................................24
         7.5      Confidentiality.............................................25
         7.6      Books and Records...........................................25

ARTICLE 8  COVENANTS OF ALL PARTIES...........................................25

         8.1      Reasonable Best Efforts; Further Assurances.................25
         8.2      Certain Filings.............................................25
         8.3      Public Announcements........................................26
         8.4      Capital Markets Transaction.................................26
         8.5      Put Option..................................................27
         8.6      Guaranty....................................................27

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ARTICLE 9 EMPLOYEES AND EMPLOYEE BENEFITS.....................................27

         9.1      Employees...................................................27
         9.2      Equity Program..............................................28
         9.3      BrainPlay Administrative Costs..............................28
         9.4      Third Party Beneficiaries...................................28

ARTICLE 10 CONDITIONS TO CLOSING..............................................28

         10.1     Conditions to Obligations of All Parties....................28
         10.2     Conditions to Obligation of KB Online Holdings and Toyco....29
         10.3     Conditions to Obligations of BrainPlay......................30

ARTICLE 11 SURVIVAL; INDEMNIFICATION..........................................30

         11.1     Survival....................................................30
         11.2     Indemnification.............................................31
         11.3     Procedures..................................................31
         11.4     Threshold and Limitation on Indemnification.................32
         11.5     Failure to Meet KB Funding Obligations......................32
         11.6     Injunctive Relief...........................................32
         11.7     Specific Performance........................................32

ARTICLE 12 TERMINATION........................................................32

         12.1     Events of Termination.......................................32
         12.2     Effect of Termination.......................................33

ARTICLE 13 MISCELLANEOUS......................................................34

         13.1     Notices.....................................................34
         13.2     Binding Effect; Assignment..................................35
         13.3     Third Party Beneficiaries ..................................35
         13.4     Headings....................................................35
         13.5     Governing Law; Consent to Jurisdiction......................35
         13.6     Waivers.....................................................35
         13.7     Expenses....................................................36
         13.8     Severability................................................36
         13.9     Amendment...................................................36
         13.10    Entire Agreement............................................36
         13.11    Counterparts................................................37

CSC GUARANTY..................................................................38

MAC FRUGAL'S GUARANTY.........................................................41

SCHEDULES

Schedule 2.1(a)     KB Online Assets
Schedule 2.1(b)     KB Online Contributions
Schedule 2.1(c)     KB Intangibles
Schedule 2.2(a)     BrainPlay Assets
Schedule 2.2(b)     Excluded BrainPlay Assets
Schedule 2.3(a)     Other Assumed Liabilities
Schedule 2.3(b)     Excluded Liabilities
Schedule 3.6        KB Online Liens
Schedule 4.4        Required Consents
Schedule 4.5        Capitalization
Schedule 4.6        Financial Statements
Schedule 4.7        Certain Changes
Schedule 4.8        Certain Liabilities
Schedule 4.9        Labor Matters
Schedule 4.10       Contracts
Schedule 4.11       Litigation
Schedule 4.13       BrainPlay Liens
Schedule 4.14       Employee Plans and Benefit Arrangements
Schedule 4.15       Intellectual Property
Schedule 4.16       Insurance
Schedule 4.17       BrainPlay Tax Basis of Assets
Schedule 4.18       Licenses and Permits
Schedule 7.1        Conduct of the Business
Schedule 8.5        Selling Stockholders' Cash Contributions

EXHIBITS

Exhibit A    Assumption Agreement
Exhibit B    Operating Agreement

                            CONTRIBUTION AGREEMENT

         This CONTRIBUTION AGREEMENT, dated as of this 18th day of May, 1999 (this "Agreement"), is made by and among KB Online Holdings, Inc., an Ohio corporation ("KB Online Holdings"), BrainPlay.com, Inc., a Delaware corporation ("BrainPlay"), and Toyco.com LLC, an Ohio limited liability company ("Toyco").

                                    RECITALS

         A. BrainPlay currently markets and sells toys, children's video games, children's software, children's books, children's music and children's sporting goods (collectively, "Toy Products") using web-based, on-line or Internet retailing distribution channels, including operation of its website (the "Business").

         B. Toyco was formed pursuant to Chapter 1705 of the Ohio Revised Code to (i) acquire certain assets from KB Online Holdings and/or its Affiliates (as defined herein) and from BrainPlay and (ii) assume certain liabilities of BrainPlay.

         C. KB Online Holdings (directly or through certain Affiliates (as defined herein)) desires to contribute to Toyco, and Toyco desires to accept and acquire from KB Online Holdings (directly or through certain Affiliates thereof), (i) all of the right, title and interest of KB Online Holdings in the KB Online Assets (as defined herein) and (ii) the KB Funding Obligations (as defined herein) in exchange for an Interest in Toyco.

         D. BrainPlay desires to contribute to Toyco, and Toyco desires to accept and acquire from BrainPlay, all of the right, title and interest of BrainPlay in the BrainPlay Assets (as defined herein), subject to the Assumed Liabilities (as defined herein), in exchange for an Interest in Toyco.

         NOW, THEREFORE, in consideration of the mutual promises and representations, warranties, covenants and agreements hereinafter set forth and other good and valuable consideration, KB Online Holdings, BrainPlay and Toyco hereby agree as follows:

                                   ARTICLE 1

                                  DEFINITIONS

         1.1 DEFINITIONS. (a) The following terms, as used herein, have the following meanings:

         "AFFILIATE" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person.

         "ASSUMPTION AGREEMENT" means that certain Assumption Agreement between BrainPlay and Toyco, to be entered into on the Closing Date, substantially in the form of Exhibit A attached hereto.

         "BALANCE SHEET" means the unaudited balance sheet of BrainPlay as of March 31, 1999.

         "BENEFIT ARRANGEMENT" means any employment, severance or similar contract, arrangement or policy, or plan or arrangement (whether or not written) providing for severance benefits, insurance coverage (including any self-insured arrangements), workers' compensation, disability payments, supplemental unemployment benefits, vacation benefits, retirement benefits, deferred compensation, profit-sharing, bonuses, stock options, stock appreciation rights or other forms of incentive compensation of post-retirement insurance, compensation of benefits that (i) is not an Employee Plan, (ii) is entered into or maintained, as the case may be, by BrainPlay or any of its ERISA Affiliates and (iii) covers any employee or former employee of BrainPlay or any Leased Employee.

         "CHARTER" means, with respect to any juridical Person, the Certificate or Articles of Incorporation, or other analogous organizational or constituent documents of such Person (including, in the case of a limited liability company, such company's limited liability company or operating agreement).

         "CLOSING DATE" means the date of Closing.

         "CODE" means the United States Internal Revenue Code of 1986, as amended.

         "EMPLOYEE PLAN" means any "employee benefit plan", as defined in
Section 3(3) of ERISA, that (i) is subject to any provision of ERISA, (ii) is maintained, administered or contributed to by BrainPlay or any of its ERISA Affiliates and (iii) covers any employee or former employee of BrainPlay or any Leased Employee.

         "ERISA" means the Employee Retirement Income Security Act of 1974, or any successor statute, and the rules and regulations promulgated thereunder, and in the case of any reference section of any such statute, rule or regulation, any successor section thereto, in each case, as from time to time amended and then in effect.

         "ERISA Affiliate" means of any entity, any other entity which, together with such entity, would be treated as a single employer under Section 414 of the Code.

         "H-S-R Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         "INTELLECTUAL PROPERTY RIGHTS" means any trademark, service mark, trade name, invention, patent, trade secret, copyright, know-how (including any registrations or applications for registration of any of the foregoing), or any other similar type of proprietary intellectual property right.

         "INTEREST" means the entire ownership interest in Toyco represented by one or more Units.

         "KNOWLEDGE," with respect to any party, means actual knowledge of such party's officers, key employees and directors, together with matters which such individuals should have known consistent with their position.

         "LEASED EMPLOYEE" means each individual who is considered to be a "leased employee" of BrainPlay within the meaning of Section 414(n) of the Code.

         "LIENS" means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind and in respect of such property or asset. For the purposes of this Agreement, a person shall be deemed to own, subject to a lien, any property or asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sales agreement, capital lease or other title retention agreement relating to such property or asset.

         "MATERIAL ADVERSE EFFECT" means any change, event or effect that is or is reasonably likely to be materially adverse to the business, financial condition or results of operations of a party taken as a whole or to the transactions contemplated by this Agreement; provided, however, that a Material Adverse Effect shall not include any adverse effect following the date of this Agreement that is attributable to the announcement of the transactions contemplated hereby or to general market conditions.

         "OPERATING AGREEMENT" means that certain Operating Agreement for Toyco between KB Online Holdings and BrainPlay, to be entered into as of the Closing Date, substantially in the form of Exhibit B attached hereto.

         "PERCENTAGE INTEREST" means the amount, expressed as a percentage, that the number of Units owned by a Person at any given time bears to the total number of Units owned by all Persons as of such date.

         "PERSON" means an individual, corporation, limited liability company, partnership, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

         "SECURITIES EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

         "SRINIVASAN EMPLOYMENT AGREEMENT" means that certain Employment Agreement between Toyco and Srikant Srinivasan, to be entered into as of the date of this Agreement, and effective as of the Closing Date.

         "SUBSIDIARIES" means, with respect to any Person, any other entity of which securities or other ownership interests having extraordinary voting power to elect a majority of the Board of Directors or other persons performing similar functions are at the time directly or indirectly owned by such Person.

         "UNITS" means a unit of ownership interest in Toyco representing an undivided interest in the capital contributions and capital accounts of Toyco.

         (b) Each of the following terms is defined in the Section set forth opposite such term:

         Term                                     Section
         ----                                     -------

         Agreement                                Preamble
         Assumed Liabilities                      2.3
         Balance Sheet Date                       2.3
         BrainPlay                                Preamble
         BrainPlay Assets                         2.2
         BrainPlay Intellectual Property Rights   4.15(a)
         Business                                 Recitals
         Capital Markets Transaction              8.4(a)
         Closing                                  2.5
         Contracts                                4.10(b)
         Damages                                  11.2(a)
         Excluded Liabilities                     2.3
         Indemnified Party                        11.3(a)
         Indemnifying Party                       11.3(a)
         Insurance Policies                       4.16
         Internet Distribution                    6.7(a)
         KB Funding Obligations                   2.1(a)
         KB Indemnitees                           11.2(a)
         KB Indemnitors                           11.2(b)
         KB Intangibles                           2.1(c)
         KB Online Assets                         2.1(a)
         KB Online Holdings                       Preamble
         License Agreement                        6.4
         Licensor                                 2.6(a)(iii)
         Permits                                  4.18
         Public Entity                            8.4(a)
         Put Trigger Date                         8.5(a)
         Selling Stockholder                      8.5(a)
         Supply Agreement                         6.5
         Services Agreement                       6.6
         Taxes                                    4.17(j)
         Tax Returns                              4.17(j)
         Toyco                                    Preamble
         Toy Products                             Recitals
         Transaction Proposal                     7.4

         (c) Definitions shall be equally applicable to both the singular and plural forms of the terms defined, and references to the masculine, feminine or neuter gender shall include each other gender.

                                   ARTICLE 2

                                 CONTRIBUTIONS

         2.1 Contributions By KB Online Holdings. (a) Upon the terms and subject to the conditions of this Agreement, during a twelve-month term commencing on the Closing Date, KB Online Holdings (directly or through certain Affiliates) shall assign, transfer, convey and deliver to Toyco, and Toyco shall acquire and accept from KB Online Holdings, (i) all of the right, title and interest of KB Online Holdings in and to the assets, rights and properties set forth on
Schedule 2.1(a) which shall he attached hereto prior to the Closing, wherever such assets, rights and properties are located (collectively, the "KB Online Assets"), free and clear of all Liens, except as set forth on Schedule 3.6 attached hereto, (ii) certain obligations of KB Online Holdings to provide cash to fund Toyco's operations ("KB Funding Obligations") and (iii) all of Licensor's right, title and interest in certain intangibles relating to its website for the sale of toys using the name "K.B Toys", as set forth on Schedule 2.1(c) which shall be attached hereto prior to the Closing (the "KB Intangibles"). The aggregate value of the KB Online Assets, together with the KB Funding Obligations, is deemed to be $80,000,000; the stipulated value of the KB Intangibles is $4,000,000.

         (b) The KB Online Assets, together with the KB Funding Obligations, will be provided to Toyco in accordance with Schedule 2.1(b) attached hereto.

         2.2 Contributions By Brainplay. Upon the terms and subject to the conditions of this Agreement, at the Closing, BrainPlay shall assign, transfer, convey and deliver to Toyco, and Toyco shall acquire and accept from BrainPlay, all of the right, title and interest of BrainPlay in and to all assets, rights and properties of BrainPlay, wherever such assets, rights and properties are located (collectively, the "BrainPlay Assets"), including without limitation the assets set forth on Schedule 2.2(a) which shall be attached hereto prior to the Closing. Notwithstanding the foregoing, the assets set forth on Schedule 2.2(b) attached hereto shall be retained by BrainPlay (the "Excluded Assets").

         2.3 Assumed Liabilities. Upon the terms and subject to the conditions of this Agreement, at the Closing BrainPlay shall assign and Toyco shall assume and be liable for any and all liabilities and obligations of BrainPlay (i) reflected on the balance sheet of BrainPlay as of March 31, 1999 attached hereto as Schedule 4.6 (the "Balance Sheet Date"), (ii) arising since the Balance Sheet Date in the ordinary course consistent with past practice which are not material liabilities, (iii) arising under the Contracts, on or after the Closing Date,
(iv) arising under the Employee Plans or Benefit Arrangements on or after the Closing Date hereof and (v) other liabilities set forth on Schedule 2.3(a) (collectively, the "Assumed Liabilities"). In no event, shall Toyco assume or be liable for any obligations of BrainPlay set forth on Schedule 2.3(b) attached hereto (the "Excluded Liabilities").

         2.4 AMOUNT AND FORM OF CONSIDERATION. (a) In consideration for their aggregate contribution to Toyco of the KB Online Assets, the KB Funding Obligations and the KB Intangibles, on the Closing Date, KB Online Holdings will receive an Interest in Toyco equal to 80% of all outstanding Units (which Units will be designated Class A Units).

         (b) In consideration for BrainPlay's contribution to Toyco of the BrainPlay Assets, on the Closing Date (i) Toyco will assume and be liable for the Assumed Liabilities and (ii) BrainPlay will receive an Interest in Toyco equal to 20% of all outstanding Units (which Units will be designated Class B Units).

         (c) The rights, preferences and terms of the Units are set forth in the Operating Agreement.

         2.5 CLOSING. The closing of the transactions contemplated herein (the "Closing") shall take place at 10:00 a.m. (Eastern time) on June 25, 1999 at the offices of Benesch, Friedlander, Coplan & Aronoff LLP, 88 East Broad Street, Columbus, Ohio 43215-3506, or such other time, date and place as the parties hereto may mutually agree; provided, however, that nothing contained in this
Section 2.5 shall release any of the parties hereto from liability for a willful failure to perform its obligations hereunder.

         2.6 TRANSACTIONS AT CLOSING. The following deliveries and transactions shall take place at the Closing:

         (a)      KB Online Holdings shall deliver to BrainPlay and Toyco:

               (i) such assignments, bills of sale, consents and other instruments, in form and substance satisfactory to BrainPlay, as shall be necessary in the reasonable judgment of BrainPlay, to evidence (A) the assignment, transfer, conveyance and delivery to Toyco of the KB Online Assets and (B) the first installment of the KB Funding Obligation, in accordance with the terms hereof;

               (ii) a counterpart of the Operating Agreement, duly executed by KB Online Holdings;

               (iii) a counterpart of the License Agreement, duly executed by KB Online Holdings (or its designated Affiliate) (the "Licensor");

               (iv) a counterpart of each of the Supply Agreement and the Services Agreement, each duly executed by KB Online Holdings (or its designated Affiliate);

               (v) final versions of Schedules 2.1(a) and 2.1(c), drafts of which shall be provided to BrainPlay and Toyco not less than five business days prior to the Closing Date; and

               (vi) such further instruments and documents as may be necessary or appropriate to consummate the transactions contemplated herein.

         (b) BrainPlay will deliver to Toyco and KB Online Holdings:

               (i) such assignments, bills of sale, consents and other instruments, in form and substance satisfactory to KB Online Holdings, as shall be necessary in the reasonable judgment of KB Online Holdings, to evidence the assignment, transfer, conveyance and delivery to Toyco of the BrainPlay Assets, in accordance with the terms hereof;

               (ii) a counterpart of the Assumption Agreement, duly executed by BrainPlay;

               (iii) a counterpart of the Operating Agreement, duly executed by BrainPlay;

               (iv) final versions of Schedules 2.2(a) and 4.17, drafts of which shall be provided to Toyco and KB Online Holdings not less than five business days prior to the Closing Date;

               (v) the audited balance sheet of BrainPlay as of March 31, 1999, and the related statements of income and cash flows for the year ended March 31, 1999;

               (vi) any updated Schedules to this Agreement to reflect matters arising since the date of this Agreement and prior to Closing which would have been required to have been disclosed pursuant hereto if the same had existed or occurred as of or prior to the date of this Agreement, drafts of which shall be provided to Toyco and KB Online Holdings not less than five business days prior to the Closing Date; and

               (vii) such further instruments and documents as may be necessary or appropriate to consummate the transactions contemplated herein.

         (c) Toyco will deliver to each of KB Online Holdings and BrainPlay:

               (i) a counterpart of the Assumption Agreement, duly executed by Toyco;

               (ii) a counterpart of the Operating Agreement, duly executed by Toyco;

               (iii) such further instruments and documents as may he necessary to consummate the transactions contemplated herein.


                                   ARTICLE 3

                     REPRESENTATIONS OF KB ONLINE HOLDINGS

         KB Online Holdings hereby represents and warrants to each of BrainPlay and Toyco as of the date hereof and the Closing Date, except as disclosed herein or in any Schedule attached hereto:

         3.1 CORPORATION EXISTENCE AND POWER. KB Online Holdings is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all corporate powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted.

         3.2 CORPORATE AUTHORIZATION AND EXECUTION. The execution, delivery and performance by KB Online Holdings of this Agreement are within the corporate powers of KB Online Holdings and have been duly authorized by all necessary corporate action on the part of KB Online Holdings. This Agreement constitutes a valid and binding agreement of KB Online Holdings enforceable in accordance with its terms, except as (a) the enforceability hereof may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and (b) the availability of equitable remedies may be limited by equitable principles of general applicability.

         3.3 GOVERNMENTAL AUTHORIZATION. The execution, delivery and performance by KB Online Holdings of this Agreement require no approval, consent, waiver, authorization or other action by or in respect of, or filing, registration or recording with, any governmental body, agency or official, except for (a) satisfaction of the requirements of the H-S-R Act (if applicable) and (b) any such approval, consent, waiver, authorization, or other action or filing, registration or recording as to which the failure to make or obtain would not, individually or in the aggregate, have a Material Adverse Effect on KB Online Holdings or on the transaction contemplated in this Agreement.

         3.4 NON-CONTRAVENTION. The execution, delivery and performance by KB Online Holdings of this Agreement do not and will not (a) violate the articles of incorporation and regulations of KB Online Holdings, (b) assuming compliance with the matters referred to in Section 3.3 hereof, violate any applicable law, rule, regulation, judgment, injunction, order or decree or (c) assuming compliance with the matters referred to in Section 8.6, require any approval, consent, waiver, authorization, or other action by, or filing, registration or recording with, any Person under, constitute a breach or default under, or give rise to any right or obligation of KB Online Holdings or to a modification of the terms or conditions of any right or obligation to which KB Online Holdings is entitled under, any agreement or other instrument binding upon KB Online Holdings, except to the extent that any such approval, consent, waiver, authorization or other action, default, right or modification would not, individually or in the aggregate, have a Material Adverse Effect on KB Online Holdings or the transactions contemplated in this Agreement.

         3.5 LITIGATION. There is no action, suit or proceeding pending against, or to the Knowledge of KB Online Holdings, threatened against or affecting, KB Online Holdings before any court or arbitrator or any governmental body, agency or official, which, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on KB Online Holdings, or would, or would be reasonably likely to, materially impair the ability of KB Online Holdings to consummate the transactions contemplated in this Agreement.

         3.6 ASSETS. As of the Closing, KB Online Holdings will have good and marketable title to, all property, rights and assets (whether real or personal, tangible or intangible), which constitute the KB Online Assets. None of the KB Online Assets is subject to any Liens, except for Liens disclosed on Schedule
3.6 attached hereto. The KB Online Assets, together with cash of KB Online Holdings, shall constitute all of the assets of KB Online Holdings.

         3.7 BROKERS. No Person has acted, directly or indirectly, as a broker, finder or financial adviser for KB Online Holdings in connection with the negotiations relating to the transactions contemplated by this Agreement, and no Person is entitled to any fee or commission or like payment in respect thereof based in any way on any agreement, arrangement or understanding made by or on behalf of KB Online Holdings.

         3.8 MATERIAL ADVERSE EFFECT. Since May 17, 1999, there has not been any event, occurrence, development or state of circumstances or facts which has had or would reasonably be expected to have a Material Adverse Effect on KB Online Holdings.

                                   ARTICLE 4

                  REPRESENTATIONS AND WARRANTIES OF BRAINPLAY

         BrainPlay hereby represents and warrants to each of KB Online Holdings and Toyco as of the date hereof and as of the Closing Date, except as disclosed herein or in any Schedule attached hereto as follows:

         4.1 CORPORATE EXISTENCE AND POWER. BrainPlay is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all corporate powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted. BrainPlay is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, have a material adverse effect on BrainPlay, or the transactions contemplated by this Agreement. BrainPlay has delivered to KB Online Holdings true and complete copies of the certificate of incorporation and bylaws of BrainPlay as currently in effect. BrainPlay has no Subsidiaries.

         4.2 CORPORATE AUTHORIZATION. The execution, delivery and performance by BrainPlay of this Agreement are within BrainPlay's corporate powers and have been duly authorized by all necessary corporate action on the part of
BrainPlay. This Agreement constitutes the valid and binding agreement of BrainPlay enforceable in accordance with its terms, except as (a) the enforceability hereof may be limited by bankruptcy, insolvency, moratorium or
other similar   laws affecting the enforcement of creditors' rights generally and (b) the availability of equitable remedies may be limited by equitable principles of general applicability.

         4.3 GOVERNMENTAL AUTHORIZATION. The execution, delivery and performance by BrainPlay of this Agreement require no approval, consent, waiver, authorization or other action by or in respect of, or filing, registration or recording with, any governmental body, agency, or official, except for (a) satisfaction of the requirements of the H-S-R Act (if applicable) and (b) any such approval, consent, waiver, authorization or other action or filing, registration or recording as to which the failure to make or obtain would not, individually or in the aggregate, have a Material Adverse Effect on BrainPlay or on the transactions contemplated in this Agreement.

         4.4 NON-CONTRAVENTION. The execution, delivery and performance by BrainPlay of this Agreement do not and will not (a) violate the certificate of incorporation or bylaws of BrainPlay, (b) assuming compliance with the matters referred to in Section 4.3 hereof, violate any applicable law, rule, regulation, judgment, injunction, order or decree, (c) except as set forth on Schedule 4.4, require any approval, consent, waiver, authorization or other action by, or filing, registration or recording with, any Person under, constitute a breach or default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of BrainPlay or to a modification of the terms or conditions of any right or obligation to which BrainPlay is entitled under, any agreement or other instrument binding upon BrainPlay or any license, franchise, permit or other similar authorization held by BrainPlay, or (d) result in the creation or imposition of any Lien on, or the forfeiture of, any asset of BrainPlay, except, in the case of subparagraphs (b), (c) and (d), to the extent that any such violation, failure to obtain any such approval, consent, waiver, authorization or other action, default, right, modification, Lien or forfeiture would not, individually or in the aggregate, have a Material Adverse Effect on BrainPlay, or on the transactions contemplated in this Agreement.

         4.5 CAPITALIZATION. (a) The authorized capital stock of BrainPlay consists of 20,000,000 shares of common stock and 4,754,507 shares of preferred stock, of which 2,622,855 shares of common stock and 4,742,448 shares of preferred stock (consisting of 1,823,530 shares of Series A preferred stock and 2,918,918 shares of Series B preferred stock) are issued and outstanding. Attached hereto as Schedule 4.5 are the record and beneficial owners of BrainPlay's capital stock and their holdings.

         (b) Except as disclosed in Section 4.5(a) hereof and set forth on
Schedule 4.5 attached hereto, there are no outstanding (i) shares of capital stock or voting securities of BrainPlay, (ii) securities of BrainPlay convertible into or exchangeable for shares of capital stock or voting securities of BrainPlay or (iii) options or other rights to acquire from BrainPlay or other obligations of BrainPlay to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of BrainPlay. There are no outstanding obligations of BrainPlay to issue, repurchase, redeem or otherwise acquire, or make any payment in respect of, any of its outstanding common stock or other securities.

         4.6 FINANCIAL STATEMENTS. The (a) audited balance sheets of BrainPlay as of March 31, 1997 and 1998 and the related statements of income and cash flows for each of the years ended March 31, 1997 and 1998, previously delivered to KB Online Holdings, and (b) unaudited balance sheet of BrainPlay as of March 31, 1999 and the related statements of income and cash flows for the year ended March 31, 1999, attached hereto as Schedule 4.6, (i) present fairly, in all material respects, the financial position of BrainPlay as of the dates thereof and their results of operations for the periods then ended in conformity with generally accepted accounting principles applied on a consistent basis, except that such unaudited financial statements do not contain footnotes or normal year-end adjustments and (ii) are accurate and complete in all material respects.

         4.7 ABSENCE OF CERTAIN CHANGES. Except as disclosed in Schedule 4.7 attached hereto or as contemplated in this Agreement, since the Balance Sheet Date, the Business has been conducted in the ordinary course consistent with past practices and there has not been:

         (a) any event, occurrence, development or state of circumstances or facts which has had or would reasonably be expected to have a Material Adverse Effect on BrainPlay;

         (b) any declaration, setting aside or payment of any dividend or other distribution with respect to any of BrainPlay's capital stock, or any repurchase, redemption or other acquisition by BrainPlay of any outstanding shares of capital stock or other securities of, or other ownership interests in, BrainPlay;

         (c) any amendment of any material term of any outstanding security of BrainPlay;

         (d) any incurrence, assumption or guarantee by BrainPlay of any indebtedness for borrowed money;

         (e) any creation or assumption by BrainPlay of any Lien on any asset, other than in the ordinary course of business consistent with past practices;

         (f) any making of any loan, advance or capital contributions to or investment in any Person;

         (g) any damage, destruction or other casualty loss (whether or not covered by insurance) materially affecting the Business or assets of BrainPlay;

         (h) any transaction or commitment made, or any contract or agreement entered into, by BrainPlay relating to its assets or the Business (including the acquisition, disposition or lease of any assets) or any relinquishment by BrainPlay of any contract or other right, other than (i) transactions and commitments in the ordinary course of business consistent with past practices and (ii) those contemplated in this Agreement;

         (i) any change in the method of accounting or accounting practice by BrainPlay, except for any change required by reason of a concurrent change in generally accepted accounting principles;

         (j) any (i) employment, deferred compensation, severance, retirement or other similar agreement entered into with any director, officer or employee of BrainPlay (or any amendment to any such existing agreement), (ii) grant of any severance or termination pay to any director, officer, employee, consultant or agent of BrainPlay or (iii) increase in compensation or other benefits paid or payable to any director, officer, employee, consultant or agent of BrainPlay, in each case other than for officers, employees or consultants with annual compensation, payments and other benefits aggregating less than $100,000;

         (k) any labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of BrainPlay, which employees were not subject to a collective bargaining agreement at the Balance Sheet Date, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to any employees of BrainPlay;

         (1) any material capital expenditures;

         (m) any sale, transfer, license or other disposition of any Intellectual Property Rights;

         (n) any canceled or compromised debt or claim;

         (o) any settlement of, or agreement to settle, any material claim, action, cause of action, suit, arbitration, proceeding or investigation; or

         (p) any acquisition of capital stock of any Person or any assets material in amount and constituting a business, or any merger, consolidation or other business combination affecting BrainPlay or the entering into of an agreement for such an acquisition, merger, consolidation or other business combination.

         4.8 NO UNDISCLOSED MATERIAL LIABILITIES. There are no material liabilities of BrainPlay of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than:

         (a) liabilities provided for in the Balance Sheet or disclosed in the notes thereto;

         (b) liabilities incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date; and

         (c) liabilities disclosed in Schedule 4.8 attached hereto.

         4.9 LABOR MATTERS. (a) BrainPlay has complied and is complying with all Federal, state and local laws, rules, regulations and policies of a material nature respecting employment and employment practices (including but not limited to compensation for or termination of employment) and have not and are not engaged in any unfair labor practice or unlawful discriminatory act or any other act which violates in any material respect any of such laws, rules, regulations or policies. Except as disclosed in Schedules 4.9 and 4.11 attached hereto, there is no pending or, to the Knowledge of BrainPlay, threatened charge or complaint by or against BrainPlay before the Equal Employment Opportunity Commission, any other Federal governmental authority relating to labor or employee matters or any similar state or local governmental authority, or any other charge or complaint pending between BrainPlay and any of its employees, except for charges and complaints with individual employees arising in the ordinary course of business that have not had and would not have a Material Adverse Effect on BrainPlay. BrainPlay is not a party to, or subject to, any collective bargaining or other similar agreement with any labor union or other similar association representing employees of BrainPlay, nor is any collective bargaining agreement currently being negotiated by BrainPlay with respect to any employees of BrainPlay, nor has any labor union within the last 12 months invoked the process of the National Labor Relations Board, or any similar state or local agency, seeking to represent any of BrainPlay's employees, or demanded recognition as the collective bargaining representative of any such employees, and, to the Knowledge of BrainPlay, no movement to designate a collective bargaining agent to represent any such employees, is being conducted or is threatened.

         (b) Except as disclosed in Schedule 4.9 attached hereto, the employment by BrainPlay of any individual (whether or not a party to a written employment agreement) is at-will and may be terminated for any reason whatsoever not inconsistent with applicable law without penalty or liability of any kind other than expenses or liabilities payable or reimbursable to such individuals (including but not limited to accrued vacation pay and severance payable pursuant to a BrainPlay severance policy) in the ordinary course of business consistent with BrainPlay's past practices.

         (c) BrainPlay does not maintain or participate in, or is it otherwise subject to any grievance procedure or other dispute resolution mechanism under which it is obligated to adjust or resolve employee grievances or complaints in a manner other than through the exercise of BrainPlay's own discretion.

         4.10 CONTRACTS. (a) Except as disclosed in Schedule 4.10 attached hereto, BrainPlay is not a party to or bound by:

               (i) any lease or sublease for real or personal property held or used by BrainPlay;

               (ii) any agreement for the purchase or other acquisition of goods, services, equipment, property or other assets with payment obligations of BrainPlay in excess of $25,000 since the Balance Sheet Date;

               (iii) any partnership, joint venture or other similar agreement or arrangement;

               (iv) any agreement relating to material indebtedness for borrowed money or the deferred purchase price of property;

               (v) any license, franchise or similar agreement;

               (vi) any agency, dealer, sales representative, marketing or other similar agreement;

               (vii) any agreement that limits the freedom of BrainPlay to compete in any line of business or with any Person or in any area or which would so limit the freedom of BrainPlay after the Closing Date;

               (viii) any agreement with (A) any of its Affiliates, (B) any Person directly or indirectly owning, controlling or holding with power to vote, 5% or more of the outstanding voting securities of BrainPlay or any of its Affiliates, (C) any Person 5% or more of whose outstanding voting securities are directly or indirectly owned, controlled or held with power to vote by BrainPlay or any of its Affiliates or (D) any director or officer of BrainPlay or any of its Affiliates or any "associates" or members of the "immediate family" (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the Securities Exchange Act) of any such director or officer;

               (ix) any agreement with any director or officer of BrainPlay or with any "associate" or any member of the "immediate family" (as such terms are respectively defined in Rules 12b-2 and 16a- 1 of the Securities Exchange Act) of any such director or officer;

               (x) any employment or material consulting agreement and all other plans, agreements, arrangements or practices which provide compensation or benefits to any of the directors, officers or employees of BrainPlay, other than any Employee Plan or Benefit Arrangement; or

               (xi) any other agreement, commitment, arrangement or plan not made in the ordinary course of business.

         (b) Each agreement, commitment, arrangement, lease or plan disclosed in
Schedule 4.10 attached hereto (individually, a "Contract", or collectively, the "Contracts") is a valid and binding agreement of BrainPlay, and is in full force and effect; and BrainPlay is not and to the Knowledge of BrainPlay, no other party thereto is, in default or breach in any material respect under the terms of any Contract. To the Knowledge of BrainPlay, no event has occurred or circumstance exists which with notice or lapse of time or both would constitute such a material default or breach, or permit termination, modification or acceleration by BrainPlay or any other Person or would result in a loss of rights or the creation of any Lien under any Contract. BrainPlay has heretofore delivered to Buyer true and complete copies of each of the Contracts disclosed in Schedule 4.10 attached hereto.

         4.11 LITIGATION. Except as disclosed in Schedule 4.11 attached hereto, there is no action, suit, investigation or proceeding pending against, or to the Knowledge of BrainPlay threatened against or affecting, BrainPlay or any of its properties before any court or arbitrator or any governmental body, agency or official, which, individually or in the aggregate, is likely to have a Material Adverse Effect on BrainPlay, or would, or would be reasonably likely to, materially impair the ability of BrainPlay to consummate the transactions contemplated in this Agreement.

         4.12 COMPLIANCE WITH LAWS AND COURT ORDERS. BrainPlay is not in violation of, and since March 31, 1999 has not violated, any applicable law, rule, regulation, judgment, injunction, order or decree, except for such violations as have not had and will not have individually or in the aggregate a Material Adverse Effect on BrainPlay.

         4.13 PROPERTIES. (a) BrainPlay has good and marketable title to, or in the case of leased property has valid leasehold interests in, all property, rights and assets (whether real or personal, tangible or intangible) reflected on the Balance Sheet or acquired after the Balance Sheet Date. None of such property or assets is subject to any Liens, except:

               (i) Liens disclosed on the Balance Sheet; or

               (ii) Liens disclosed in Schedule 4.13 attached hereto.

         (b) There are no developments affecting any such property or assets (whether real or personal) pending or, to the Knowledge of BrainPlay threatened, which might materially detract from the value of such property, rights or assets or materially interfere with any present or intended use of any such property, rights or assets, other than any such developments affecting leased property, rights or assets resulting from the transactions contemplated by this Agreement. The BrainPlay Assets comprise all the assets necessary to operate the Business as currently conducted.

         4.14 ERISA REPRESENTATIONS. (a) Schedule 4.14 attached hereto identifies each Employee Plan. BrainPlay has furnished or made available to KB Online Holdings copies of the Employee Plans (and, if applicable, related trust agreements) together with related summary plan descriptions and the most recent annual report prepared in connection with any Employee Plan (Form 5500).

         (b) Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has (i) received a favorable determination letter from the Internal Revenue Service that covers the applicable provisions of the Code added by the Tax Reform Act of 1986 and other subsequent legislation covered by applicable Internal Revenue Service procedures relating to such Employee Plans,
(ii) been maintained in substantial compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations, including but not limited to ERISA and the Code, and (iii) no Employee Plan is a Title IV Plan or a Multiemployer Plan, except with respect to matters that would not have a Material Adverse Effect on BrainPlay.

         (c) Schedule 4.14 attached hereto identifies each Benefit Arrangement. BrainPlay has furnished or made available to KB Online Holdings copies or descriptions of each Benefit Arrangement. Each Benefit Arrangement has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations, except where the failure to do so would not have a Material Adverse Effect on BrainPlay.

         4.15 INTELLECTUAL PROPERTY. (a) Schedule 4.15 attached hereto contains a list of all material Intellectual Property Rights owned by or licensed to BrainPlay ("BrainPlay Intellectual Property Rights"), specifying as to each, as applicable: (i) the nature of such Intellectual Property Right; (ii) the owner of such Intellectual Property Right; and (iii) all licenses, sublicenses, consents and other agreements as to which BrainPlay is a party, and pursuant to which any Person is authorized to use such Intellectual Property Right or which otherwise relates to any such Intellectual Property Rights, including the identity of all parties thereto, a description of the nature and subject matter thereof, the applicable royalty and any advances, the term thereof and the territory covered thereby. Copies of all such licenses heretofore have been delivered to KB Online Holdings.

         (b) Except as disclosed in Schedule 4.15 attached hereto, all BrainPlay Intellectual Property Rights are owned solely by BrainPlay or licensed to BrainPlay under validly existing license agreements. Except as disclosed in
Schedule 4.15 attached hereto, there is no material license or other contractual obligation under which BrainPlay is liable as licensor with respect to any BrainPlay Intellectual Property Rights and BrainPlay has not granted any license to any third party with respect to any BrainPlay Intellectual Property Rights. Except as disclosed in Schedule 4.15 attached hereto and to BrainPlay's Knowledge, the use or sale by BrainPlay of any products or services in the Business and use by BrainPlay of the Intellectual Property Rights does not infringe and has not infringed any rights of any third party, and no activity of any third party infringes upon the rights of BrainPlay with respect to any of BrainPlay's Intellectual Property Rights. Except as disclosed in Schedule 4.15 attached hereto, no action alleging or relating to any such infringement against the rights of BrainPlay or any third parties is currently pending or, to the Knowledge of BrainPlay, threatened.

         (c) (i) Except as disclosed in Schedule 4.15 attached hereto, since March 31, 1999, BrainPlay has not been a defendant in any unsettled action, suit, investigation or proceeding relating to, or otherwise has been notified of, any alleged claim of infringement of any other Person's Intellectual Property Rights by BrainPlay, whether or not such claim of infringement involves BrainPlay Intellectual Property Rights; and (ii) except as disclosed in Schedule
4.15 attached hereto, to the Knowledge of BrainPlay, has not engaged in any activity which would amount to or give rise to any claim of infringement of any other Person's Intellectual Property Rights.

         (d) (i) Except as disclosed in Schedule 4.15 attached hereto, since March 31,1999, BrainPlay has not been a plaintiff in any unsettled action, suit, investigation or proceeding relating to any of BrainPlay Intellectual Property Rights; and (ii) except as disclosed in Schedule 4.15 attached hereto, BrainPlay has no Knowledge of any continuing infringement or other unlawful use of any BrainPlay Intellectual Property Rights by any other Person.

         (e) Except as disclosed in Schedule 4.15 attached hereto or the agreements referred to therein, no BrainPlay Intellectual Property Right is subject to any outstanding judgment, injunction, order, decree or agreement restricting the use thereof by or restricting the licensing or sale thereof by BrainPlay to any Person.

         (f) BrainPlay has not entered into any agreement to indemnify any third party against any charge of infringement of any Intellectual Property Right.

         (g) BrainPlay has initiated a review of its operations with a view to assessing whether its business or operations will, in the receipt, transmission, processing, manipulation, storage, retrieval, retransmission or other utilization of data, be vulnerable to any significant risk that computer hardware or software used in its business or operations will not, in the case of dates or time periods occurring after December 31, 1999, function at least as effectively as in the case of dates or time periods occurring prior to January 1, 2000. As of the date hereof, BrainPlay has no reason to believe that any such risk would have a Material Adverse Effect on BrainPlay.

         4.16 INSURANCE COVERAGE. All material properties of BrainPlay are covered by valid and currently effective insurance policies issued in favor of BrainPlay. Schedule 4.16 contains a summary of all policies or binders of insurance by which BrainPlay is insured (the "Insurance Policies"), together with (i) the name of the insurer, the names of the principal insured and each named insured, and (ii) the policy number and period of coverage, the type, scope (including an indication of whether coverage is on a claims made, occurrence or other basis), and amounts (including a description of how deductibles, retentions, aggregates and retroactive premium adjustments or other loss-sharing arrangements are calculated and operate) of coverage. BrainPlay has given KB Online Holdings access to true and complete copies of all Insurance Policies and fidelity bonds relating to the assets, the Business, operations, employees, officers or directors of BrainPlay. Except as disclosed in Schedule
4.16 hereof, there is no claim by or on behalf of BrainPlay pending under any of such Insurance Policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such Insurance Policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such Insurance Policies or bonds or in respect of which such underwriters have reserved their rights. All premiums payable under such Insurance Policies and bonds have been paid timely and BrainPlay has otherwise complied in all material respects with the terms and conditions of all such Insurance Policies and bonds. The insurance currently maintained by BrainPlay provides coverage in kind and amount reasonably necessary to protect against the risk inherent or associated with the Business, except with respect to matters which would not have a Material Adverse Effect on BrainPlay.

         4.17 TAXES. (a) BrainPlay has filed all Tax Returns required to be filed by BrainPlay (including any consolidated or combined return required to be filed by them or any affiliated person or entity) accurately reflecting all Taxes owing to the United States or any other government or any government subdivision, state, local, or foreign or any other taxing authority, and has paid in full all Taxes for which BrainPlay has or may have liability, regardless of whether shown on any Tax Return, except where the failure to do so would not have a Material Adverse Effect on BrainPlay. All such Tax Returns are true, correct and complete in all material respects.

         (b) BrainPlay has no Knowledge of any unassessed Tax deficiency proposed or threatened against BrainPlay as a result of the operation of the Business. There are no encumbrances on the assets of BrainPlay as a result of any Tax liabilities except for Taxes not yet due and payable. There are, and after the date of this Agreement will be, no Tax deficiencies of any kind assessed against or relating to BrainPlay with respect to any taxable period ending on or before, or including, the Closing Date, of a character or nature that would result in any encumbrances or other claims on all or any portion of the BrainPlay Assets or on Toyco's title to or use of the BrainPlay Assets, or that would result in any claim against Toyco or the Business after the Closing Date.

         (c) As to all Tax periods, or portions thereof, which end prior to, or include, the Closing Date for which no Tax Returns are yet due, the liability of BrainPlay for Taxes with respect to such periods, or portions thereof, does not exceed in any material respect the amount accrued for such liability (rather than any reserve for deferred Taxes to reflect timing differences between book and

Tax income) on the most recent financial statements delivered to KB Online Holdings, as adjusted for operations and transactions in the ordinary course of business of BrainPlay through the Closing Date in accordance with the past practice of BrainPlay.

         (d) BrainPlay has complied in all respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and has, within the time and the manner prescribed by law, withheld and paid over to the proper governmental authorities, all amounts required to be so withheld and paid over under applicable laws except where the failure to do so would not have a Material Adverse Effect on BrainPlay.

         (e) BrainPlay is not a party to any action, audit or proceeding by any governmental or taxing authority for the assessment or collection of Taxes, nor to BrainPlay's Knowledge, has any such event been asserted or threatened.

         (f) There are no outstanding agreements or waivers extending the statutory period of limitations applicable to any Tax Return of BrainPlay for any period. No taxing authority has audited any Tax Return filed by BrainPlay.

         (g) BrainPlay has never been a member of an affiliated, consolidated, combined or unitary group for federal, state, local or foreign Tax purposes, and is not liable for the Taxes of any person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law) as a transferee or successor, by operation of law or otherwise.

         (h) There are no Tax sharing agreements or similar arrangements (whether written or oral) in effect that include BrainPlay, and BrainPlay does not have liability to any person with respect to any previously terminated Tax sharing agreement or similar arrangement.

         (i) Schedule 4.17 which shall be attached hereto prior to the Closing sets forth the tax basis of BrainPlay in the BrainPlay Assets as of March 31, 1999.

         (j) For purposes of this Agreement, "Taxes" shall mean any and all taxes, charges, fees, levies or other assessments, including, without limitation, income, alternative minimum tax, gross receipts, value added, excise, real or personal property, sales, withholding, social security, retirement, unemployment, occupation, use, service, service use, license, net worth, payroll, franchise, transfer and recording taxes, customs and import dues, fees and charges, imposed by the Internal Revenue Service or any taxing authority (whether domestic or foreign including, without limitation, any state, county, local or foreign government or any subdivision or taxing agency thereof), whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest whether paid or received, fines, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments. "Tax Return" shall mean any report, return, document, declaration or other information or filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes, including, without limitation, information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

         (k) None of the BrainPlay Assets are subject to the provisions of
Section 197(f)(9)(A) of the Code.

         4.18 LICENSES AND PERMITS. Schedule 4.18 attached hereto contains a list of each material license, franchise, permit or other similar authorization affecting, or relating in any way to, the BrainPlay Assets or the Business (the "Permits") together with the name of the government agency or entity issuing such Permit. BrainPlay has been duly granted and continues to hold, and as of the Closing Date will hold, all Permits necessary for the conduct of the Business, except where the failure to do so would not have a Material Adverse Effect with respect to BrainPlay. Except as disclosed in Schedule 4.18 attached hereto, such Permits are valid and in full force and effect and none of the Permits will be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated hereby. BrainPlay has not received written notice that any governmental authority or agency will revoke, cancel, rescind, materially modify or refuse to renew in the ordinary course of business any of the Permits.

         4.19 BROKERS. No person has acted, directly or indirectly, as a broker, finder or financial advisor for BrainPlay in connection with the negotiations relating to the transactions contemplated by this Agreement, and no person is entitled to any fee or commission or like payment in respect thereof based in any way on any agreement, arrangement or understanding made by or on behalf of BrainPlay.

                                   ARTICLE 5

                    REPRESENTATIONS AND WARRANTIES OF TOYCO

         Toyco hereby represents and warrants to BrainPlay as of the date hereof and the Closing Date, except as disclosed herein or in any Schedule attached hereto:

         5.1 EXISTENCE AND POWER. Toyco is a limited liability company duly organized and validly existing under the laws of its jurisdiction of organization, and has all powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted. Toyco has delivered to BrainPlay true and complete copies of its Charter as currently in effect.

         5.2 AUTHORIZATION. The execution, delivery and performance by Toyco of this Agreement are within Toyco's powers and have been duly authorized by all necessary action on the part of Toyco. This Agreement constitutes a valid and binding agreement of Toyco enforceable in accordance with its terms, except as
(a) the enforceability hereof may be limited by bankruptcy, insolvency, moratorium or other similar laws effecting the enforcement of creditors' generally and (b) the availability of equitable remedies may be limited by equitable principles of general applicability.

         5.3 GOVERNMENTAL AUTHORIZATION. The execution, delivery and performance by Toyco of this Agreement require no approval, consent, waiver, authorization or other action by or in respect of, filing, registration or recording with, any governmental body, agency or official, except for (a) satisfaction of the requirements of the H-S-R Act (if applicable) or (b) any such approval, consent, waiver, authorization or other action or filing, registration or recording as to which failure to make or obtain would not, individually or in the aggregate, have a Material Adverse Effect on Toyco, or on the transactions contemplated in this Agreement.

         5.4 NON-CONTRAVENTION. The execution, delivery and performance by Toyco of this Agreement do not and will not (a) violate the Charter of Toyco or Operating Agreement, (b) assuming compliance with the matters referred to in
Section 5.3 hereof, violate any applicable law, rule, regulation, judgment, injunction, order or decree or (c) assuming compliance with the matters referred to in Section 8.6, require any approval, consent, waiver, authorization or other action by, or filing, registration or recording with any Person under, constituting a breach or default under, or give rise to any right or obligation of Toyco or to a modification of the terms or conditions of any right or obligation to which Toyco is entitled under any Agreement or other instrument binding upon Toyco, except to the extent that any such approval, consent, waiver, authorization or other action, default, right or modification would not, individually or in the aggregate, have a Material Adverse Effect on Toyco, or on the transactions contemplated in this Agreement.

         5.5 LITIGATION. There is no action, suit, investigation or proceeding pending against, or to the knowledge of Toyco, threatened against or affecting Toyco before any court or arbitrator or any governmental body, agency or official, which, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on Toyco, or would, or would be reasonably likely to, materially impair the ability of Toyco to consummate the transactions contemplated in this Agreement.

         5.6 BROKERS. No person has acted directly or indirectly as a broker, finder or financial advisor for Toyco in connection with the negotiations relating to the transactions contemplated by this Agreement and no person is entitled to any fee or commission or like payment in respect thereof based in any way on arrangements or understandings made by or on behalf of Toyco.

         5.7 LIABILITIES. As of the Closing Date, there will be no material liabilities of Toyco of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than the Assumed Liabilities, the liabilities set forth on Schedule 3.6 and expenses accrued in connection with the transactions contemplated herein.

         5.8 CONTRACTS. As of the Closing Date, except as provided herein, including, without limitation, as provided in Section 8.6, there will be no contractual agreements to which Toyco is a party.

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

                                   ARTICLE 6

                   COVENANTS OF KB ONLINE HOLDINGS AND TOYCO

         6.1 CONFIDENTIALITY. Prior to the Closing Date and after any termination of this Agreement, KB Online Holdings and Toyco will hold in confidence and not use, and will use their best efforts to cause their respective officers, directors, members, managers, employees, accountants, counsel, consultants, advisors and agents to hold in confidence and not to use, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning BrainPlay furnished to KB Online Holdings or Toyco or on their behalf in connection with the transactions contemplated by this Agreement, except to the extent that such information can be shown to have been (a) previously known on a nonconfidential basis by KB Online Holdings or Toyco, (b) in the public domain through no fault of KB Online Holdings or Toyco or (c) later lawfully acquired by KB Online Holdings or Toyco from sources other than BrainPlay; provided, however, that KB Online Holdings or Toyco may disclose such information to its officers, directors, members, managers, employees, accountants, counsel, consultants, advisors and agents in connection with the transactions contemplated by this Agreement and to its lenders so long as such Persons are informed by KB Online Holdings and Toyco of the confidential nature of such information and are directed by KB Online Holdings or Toyco to comply with the foregoing obligations. KB Online Holdings and Toyco shall be liable for any breach by any such Person of such obligations. The obligations of KB Online Holdings or Toyco to hold any such information in confidence shall he satisfied if they exercise the same care with respect to such information as they would take to preserve the confidentiality of their own similar information. If this Agreement is terminated, KB Online Holdings and Toyco will, and will use their best efforts to cause their respective officers, directors, members, managers, employees, accountants, counsel, consultants, advisors and agents to, destroy and deliver to BrainPlay, upon request, all documents and other materials, and all copies thereof, obtained by KB Online Holdings or Toyco or on their behalf from BrainPlay in connection with this Agreement that are subject to such confidence.

         6.2 ACCESS. KB Online Holdings and Toyco, on and after the Closing Date, will provide BrainPlay with reasonable access during normal business hours to their properties, books, records, employees and auditors to the extent necessary to permit BrainPlay to determine any matter relating to its rights and obligations hereunder or to any period ending on or before the Closing Date; provided, however, that any such access (a) does not unreasonably interfere with the normal conduct of the business of KB Online Holdings or Toyco and (b) is reasonably related to such matter (including but not limited to the preparation of any Tax Returns).

         6.3 NOTICE OF CERTAIN EVENTS. KB Online Holdings and Toyco shall promptly notify BrainPlay in writing of:

         (a) any notice or other communication received from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

         (b) any notice or other communication received from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement;

         (c) any actions, suits, claims, investigations or proceedings commenced or, to its Knowledge threatened against, relating to or involving or otherwise affecting KB Online Holdings or Toyco that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Sections
3.5 or 5.5 hereof, or that relate to the consummation of the transactions contemplated by this Agreement; and

         (d) any development which would have a Material Adverse Effect on KB Online Holdings or Toyco or give rise to any breach of any representation or warranty of KB Online Holdings or Toyco contained in this Agreement; provided, that no such disclosure shall be deemed to amend any Schedule or cure any such breach or provide an exception to any such representation or warranty.

         6.4 USE OF KBToys.com NAME. KB Online Holdings will use its best efforts to cause the Licensor to execute and deliver to Toyco a license or sublicense for use of the KBToys.com name, which shall be mutually agreeable to KB Online Holdings and BrainPlay and which shall be executed at Closing (the "License Agreement"). The License Agreement shall provide, inter alia, for use by Toyco of certain service marks and trademarks utilizing the name "KBToys.com" and for domain names utilizing the name "KBToys.com" and certain derivatives.

         6.5 MERCHANDISE SUPPLY. KB Online Holdings will, and will cause its Affiliates to, provide Toyco with such expertise and experience in the buying of merchandise and related know-how as shall be reasonably required in connection with the operation of Business, the terms and conditions of such arrangement to be set forth in a supply agreement (the "Supply Agreement") which shall be mutually agreeable to KB Online Holdings and BrainPlay and which shall be executed at Closing. In any event, the Supply Agreement shall provide (a) that KB Online Holdings will, and will cause its Affiliates to, provide merchandise to Toyco at costs available to KB Online Holdings or its Affiliates (such costs to include freight, third-party warehousing and any other out-of-pocket expenses incurred in connection with the buying and delivery of such merchandise) and (b) KB Online Holdings will use commercially reasonable efforts to provide Toyco with such merchandise (both number of SKUs and amount of merchandise) as Toyco shall reasonably require.

         6.6 INTERCOMPANY SERVICES. (a) KB Online Holdings will, and will cause its Affiliates to, provide Toyco with certain intercompany services such as (i) expertise and experience in advertising and media relations as shall be reasonably required in connection with the operation of the Business and (ii) expertise and experience in warehousing and fulfillment and related know-how as shall be reasonably required in connection with the operation of the Business.

         (b) The obligations of KB Online Holdings set forth in Section 6.6(a) hereof shall be set forth in greater detail in a services agreement between KB Online Holdings or its Affiliate and Toyco (the "Services Agreement"), the terms and conditions thereof to be mutually agreeable to KB Online Holdings and BrainPlay, which Services Agreement shall be executed at Closing.

         6.7 FORBEARANCE. (a) Until the earlier of (i) twelve months after the consummation of a Capital Markets Transaction or (ii) December 31, 2001, KB Online Holdings will, and will cause its Affiliates to, not offer for sale or sell Toy Products using web-based, on-line or Internet retailing distribution channels ("Internet Distribution").

         (b) Until KB Online Holdings no longer owns a majority Interest, directly or indirectly, in Toyco, KB Online Holdings will, and will cause its Affiliates to, not engage in Internet Distribution of Toy Products that are not "closeouts" as that term is commonly applied in the toy industry.

         6.8 SRINIVASAN EMPLOYMENT AGREEMENT. Concurrent with the execution of this Agreement, Toyco shall enter into the Srinivasan Employment Agreement.

                                   ARTICLE 7

                             COVENANTS OF BRAINPLAY

         7.1 CONDUCT OF THE BUSINESS. Except as otherwise contemplated by this Agreement or set forth in Schedule 7.1 attached hereto, from the date hereof until the Closing Date, BrainPlay will conduct the Business in the ordinary course consistent with past practice and use its reasonable best efforts to preserve intact relationships with third parties and to keep available the services of present officers and employees. Without limiting the generality of the foregoing, except as otherwise contemplated by this Agreement, from the date hereof until the Closing Date, without the prior written consent of KB Online Holdings, which shall not be unreasonably withheld, BrainPlay will not:

         (a) adopt or propose any change to its certificate of incorporation or bylaws;

         (b) merge or consolidate with any other Person or acquire a material amount of assets of any other Person;

         (c) sell, lease, license or otherwise dispose of any material assets or property except (i) pursuant to the Contracts and (ii) in the ordinary course consistent with past practice;

         (d) fail to maintain its books and records in the ordinary course of business;

         (e) fail to maintain in good repair, subject to ordinary wear and tear, its premises, fixtures, machinery, furniture and equipment in a manner consistent with past practices;

         (f) hire any new employee for an annual salary in excess of $100,000;

         (g) purchase or otherwise acquire any real property;

         (h) make any material capital expenditures;

         (i) enter into any agreement with a vendor providing for payments to BrainPlay in return for an exclusive arrangement with such vendor; or

         (j) agree or commit to do any of the foregoing.

         BrainPlay will not (i) take or agree or commit to take any action that would make any representation and warranty of BrainPlay hereunder inaccurate in any respect at, or as of any time prior to, the Closing Date or (ii) omit or agree or commit to omit to take any action necessary to prevent any such representation or warranty from being inaccurate in any respect at any such time.

         7.2 ACCESS. From the date hereof until the Closing Date, BrainPlay (a) will give KB Online Holdings and its counsel, financial advisors, auditors, lenders and other authorized representatives reasonable access during normal business hours to the offices, properties, books and records of BrainPlay, and
(b) will furnish to KB Online Holdings and its counsel, financial advisors, auditors, lenders and other authorized representatives such financial and operating data and other information relating to BrainPlay as such Persons may reasonably request.

         7.3 NOTICE OF CERTAIN EVENTS. BrainPlay shall promptly notify KB Online Holdings in writing of:

         (a) any notice or other communication received from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

         (b) any notice or other communication received from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement;

         (c) any actions, suits, claims, investigations or proceedings commenced or, to its Knowledge threatened against, relating to or involving or otherwise affecting that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.11 hereof or that relate to the consummation of the transactions contemplated by this Agreement; and

         (d) any development which would have a Material Adverse Effect on BrainPlay or give rise to any breach of any representation or warranty of BrainPlay contained in this Agreement; provided that no such disclosure shall be deemed to amend any Schedule or cure any such breach or provide an exception to any such representation or warranty.

         7.4 OTHER OFFERS. From the date hereof until the Closing Date or termination hereof, BrainPlay will not, and will cause its directors, officers, employees and representatives not to, directly or indirectly, take any action to solicit, initiate or encourage any Transaction Proposal or in any manner discuss, consider or accept any Transaction Proposal, except as shall be consistent with their fiduciary duties under the Delaware General Corporation Law. For purposes of this Agreement, "Transaction Proposal" means any offer or proposal for, or any indication of interest in, a joint venture, business combination or similar arrangement involving BrainPlay or the acquisition of any equity interest in, or a material portion of the assets of, BrainPlay, other than the transactions contemplated by this Agreement. BrainPlay shall promptly notify KB Online Holdings of any Transaction Proposal, which notice shall include the identity of all relevant parties thereto and the terms and conditions of such Transaction Proposal, or any change in the terms and conditions of any such Transaction Proposal.

         7.5 CONFIDENTIALITY. From and after the Closing Date, BrainPlay will hold in confidence and not use, and will use its best efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold in confidence and not use, unless compelled to disclose by judicial or administrative process of by other requirements of law, all confidential documents and information concerning KB Online Holdings and its Affiliates, as may be received from any of them, except to the extent that such information can be shown to have been (i) in the case of information relating to any of them, previously known on a nonconfidential basis by BrainPlay, (ii) in the public domain through no fault of BrainPlay or (iii) later lawfully acquired by BrainPlay from sources other than KB Online Holdings or its Affiliates. BrainPlay shall be liable for any breach by any such Person of such obligations. The obligation of BrainPlay to hold any such information in confidence shall be satisfied if it exercises the same care with respect to such information as it would take to preserve the confidentiality of its own similar information.

         7.6 BOOKS AND RECORDS. BrainPlay acknowledges and agrees that from and after the Closing Toyco will be entitled to copies of all documents, books, records, agreements and financial data of any sort relating to the Business. BrainPlay agrees to deliver, at Closing, copies of all such books and records in its possession to Toyco.

                                   ARTICLE 8

                            COVENANTS OF ALL PARTIES

         8.1 REASONABLE BEST EFFORTS; FURTHER ASSURANCES. Subject to the terms and conditions of this Agreement, each of the parties hereto will use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable laws and regulations to consummate the transactions contemplated by this Agreement.

         8.2 CERTAIN FILINGS. (a) Each party hereto shall cooperate with the other parties (i) in determining whether any action by or in respect of, or filing with, any governmental body, agency, official or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any Contracts, in connection with the consummation of the transactions contemplated by this Agreement and (ii) in taking such actions or making such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

         (b) Promptly upon execution and delivery of this Agreement and if required by law, each of KB Online Holdings and BrainPlay will prepare and file, or cause to be prepared and filed, with the appropriate governmental authorities, a notification with respect to the transactions contemplated by this Agreement pursuant to the H-S-R Act. Each of KB Online Holdings and BrainPlay will promptly provide all additional information requested, and take all other actions necessary or appropriate, to comply with the notification requirements under the H-S-R Act and to cause the expiration of all waiting periods under the H-S-R Act.

         8.3 PUBLIC ANNOUNCEMENTS. Each of the parties hereto agree not to issue any press release or make any public statement with respect to this Agreement or the transactions contemplated hereby without the approval of the other parties, which approval shall not be unreasonably withheld, and, except as may be required by applicable law or any listing agreement with any national securities exchange, will not issue any such press release or make any such public statement prior to receipt of such approval.

         8.4 CAPITAL MARKETS TRANSACTION. (a) Each of the parties hereto will use their reasonable best efforts during the 12-month period commencing on the Closing Date to cause Toyco, or an Affiliate thereof (the "Public Entity"), to seek an underwritten public offering of equity (a "Capital Markets Transaction"). Any Capital Markets Transaction will require the approval of the Toyco Board of Managers (as required by the Operating Agreement); PROVIDED, HOWEVER, each of KB Online Holdings and BrainPlay will cause their designees to the Toyco Board of Managers to approve a Capital Markets Transaction if:

               (i) the gross proceeds exceed $50,000,000;

               (ii) the market capitalization of the Public Entity as of the effectiveness of the registration statement relating to the Capital Markets Transaction exceeds $250,000,000;

               (iii) each of (A) KB Online Holdings and (B) BrainPlay shall be entitled to exchange their respective Interests in Toyco for shares of the Public Entity, such exchange (1) to be structured in a manner that would result in a tax-free transaction to the stockholders of BrainPlay and (2) to be based on (x) the valuation of the Public Entity as determined by the underwriter of the Capital Markets Transaction and (y) the interest of the exchanging party in Toyco; and

               (iv) the underwriters' lockup or similar restrictions on transferability or share of the Public Entity held by KB Online Holdings or BrainPlay shall not exceed 180 days.

         (b) BrainPlay agrees that the condition set forth in Section 8.4(a)(iii) (1) shall be satisfied if the proposed structure to consummate a Capital Markets Transaction is one in which (i) BrainPlay is the Public Entity or (ii) BrainPlay becomes a subsidiary of the Public Entity in a reverse triangular merger in which the stockholders of BrainPlay receive stock in the Public Entity. BrainPlay agrees that it shall use its best efforts and exercise good faith to evaluate whether any particular structure proposed by KB Online Holdings to consummate a Capital Markets Transaction satisfies the condition set forth in Section 8.4(a)(iii)(1).

         8.5 PUT OPTION. (a) If Toyco has not consummated a Capital Markets Transaction on or before the third anniversary of the Closing Date, then on such date (the "Put Trigger Date") each stockholder of BrainPlay shall have the right, exercisable for one year after the Put Trigger Date, to require Toyco or its Affiliates to purchase all of such stockholder's interest (the "Selling Stockholder") in BrainPlay at a purchase price equal to the Selling Stockholders' aggregate cash contributions to BrainPlay as set forth on Schedule
8.5 hereto, plus the amount of any cash contributions after the date of this Agreement, so long as at the time such entity is not prohibited by law from doing so.

         (b) A Selling Stockholder may exercise its put right pursuant to subparagraph (a) above by giving written notice of exercise to Toyco within one year after the Put Trigger Date, which notice must specify a date for the closing of the purchase which shall be at least thirty (30) days from the date of the exercise notice. The purchase price shall be paid by Toyco to the Selling Stockholder in immediately available funds at the closing.

         8.6 GUARANTY. The parties acknowledge and agree that as of the date of this Agreement, each of Toyco and KB Online Holdings shall execute and deliver a counterpart signature page to the Master Guaranty Agreement and the Master Intercompany Subordination Agreement as required pursuant to the Amended and Restated Credit Agreement among Consolidated Stores Corporation, the Banks party thereto and the various agents, dated as of May 15, 1998, as amended.

                                   ARTICLE 9

                        EMPLOYEES AND EMPLOYEE BENEFITS

         9.1 EMPLOYEES. With respect to each individual who, immediately prior to the Closing Date, is employed (including persons absent from active service by reason of illness, disability or leave of absence, whether paid or unpaid), by BrainPlay (an "Employee"), (a) BrainPlay shall continue the employment of each Employee (whether through BrainPlay or the current employee leasing organization) or (ii) BrainPlay shall terminate the employment of each Employee and, immediately thereafter, Toyco shall employ, or cause an Affiliate thereof, to employ each Employee as mutually agreed by the parties. If any Employee Plan of BrainPlay is terminated or discontinued in connection with the transactions contemplated herein, such Employee Plan shall be given full credit for purposes of eligibility in vesting (and in connection with severance or vacation plan or policy, for the purposes of determining level of benefits) for any service of an Employee with Toyco or an Affiliate thereof.

         (b) Prior to the Closing, the parties agree to use their best efforts and exercise good faith to determine a structure for the purposes of employing the Employees and providing such Employee Plans as set forth herein.

         (c) As soon as practicable after the Closing Date, BrainPlay, Toyco and any of their respective Affiliates shall take all necessary action, if any, and shall make any and all filings and submissions to the appropriate governmental agencies required to be made by any of them, in connection with treatment of the Employee Plans hereunder.

         9.2 EQUITY PROGRAM. The parties hereto agree to use good faith and their best efforts to agree on an incentive equity program (the "Equity Program") prior to the Closing Date which will provide for the grant of options to acquire Units in (or substantially similar contractual rights from) Toyco to or for the benefit of (i) certain of Toyco's officers, managers, and employees,
(ii) certain of Consolidated Stores Corporation's and/or its Affiliates' officers and employees and (iii) if applicable, officers or employees of an entity that provides management services to Toyco. The amount of Units (or substantially similar contractual rights) available to be granted pursuant to the Equity Program from time to time shall not exceed fifteen percent (15%) of the outstanding Units immediately following the Closing and the initial grants to be made under the Equity Program shall not exceed ten percent (10%) of the outstanding Units immediately following the Closing.

         9.3 BRAINPLAY ADMINISTRATIVE COSTS. After the Closing Date, Toyco agrees that it shall reimburse BrainPlay, promptly upon submission to Toyco of receipts therefor, for all administrative costs actually incurred by BrainPlay in connection with BrainPlay's continuing existence as a corporate entity subsequent to the Closing and prior to consummation of a Capital Markets Transaction; provided, that the aggregate amount of all such reimbursements by Toyco for administrative costs shall not exceed $25,000.

         9.4 THIRD PARTY BENEFICIARIES. No provision of this Article 9 shall create any third party beneficiary rights to any Employee or former employee of BrainPlay (including any beneficiary dependent thereof) in respect of continued employment or resumed employment, and no provision of this Article 9 shall create any rights in any such persons in respect of any benefits that may be provided, directly or indirectly, under any Employee Plan or Benefit Arrangement.

                                   ARTICLE 10

                             CONDITIONS TO CLOSING

         10.1 CONDITIONS TO OBLIGATIONS OF ALL PARTIES. The obligations of each party hereto to consummate the Closing are subject to the satisfaction of the following conditions:

         (a) No provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Closing.

         (b) Any applicable waiting period under the H-S-R Act (if applicable) relating to the transactions contemplated hereby shall have expired or been terminated.

         (c) All actions by or in respect of or filing with any governmental body, agency, official or authority required to permit the consummation of the Closing shall have been taken, made or obtained.

         10.2 CONDITIONS TO OBLIGATION OF KB ONLINE HOLDINGS AND TOYCO. The obligation of KB Online Holdings and Toyco to consummate the Closing is subject to the satisfaction of the following further conditions:

         (a) (j) BrainPlay shall have performed in all material respects all of its obligations hereunder required to be performed by it on or prior to the Closing Date, (ii) the representations and warranties of BrainPlay contained in this Agreement and in any certificate or other writing delivered by BrainPlay pursuant hereto shall be true in all material respects at and as of the Closing Date as if made at and as of such date, it being understood that, for purposes of this Section 10.2, where any such representation or warranty already includes a Material Adverse Effect or materiality exception, the materiality exception in this clause (ii) shall not apply, and (iii) KB Online Holdings and Toyco shall have received a certificate signed by an officer of BrainPlay to the foregoing effect.

         (b) KB Online Holdings and Toyco shall have received an opinion of counsel of BrainPlay, dated the Closing Date, in form and substance as shall be reasonably satisfactory to each of them.

         (c) KB Online Holdings and Toyco shall have received the audited balance sheet of BrainPlay as of March 31, 1999 and the related statements of income and cash flows for the year ended March 31, 1999 in accordance with
Section 2.6(b)(v), which shall not be materially and adversely different from the unaudited financial statements attached hereto as Schedule 4.6; provided, however, in the event (i) Toyco agrees to assume any materially and adversely different item set forth therein, or (ii) Toyco does not agree to assume any materially and adversely different item set forth therein but the stockholders of BrainPlay assume such obligation (including by satisfying such obligation in cash or by agreeing to a reduction in the equity interests of Toyco held by BrainPlay), in each case subject to the approval of KB Online Holdings, then this closing condition shall not apply.

         (d) KB Online Holdings and Toyco shall have received Schedules 2.2(a) and 4.17 in accordance with Section 2.6(b)(iv).

         (e) KB Online Holdings and Toyco shall have received any updated Schedules in accordance with Section 2.6(b)(vi), which shall not be materially and adversely different from the Schedules attached hereto as of the date of this Agreement; provided, however, in the event (i) Toyco agrees to assume any material adverse newly disclosed item, or (ii) Toyco does not agree to assume any material adverse newly disclosed item but the stockholders of BrainPlay assume such obligation (including by satisfying such obligation in cash or by agreeing to a reduction in the equity interests of Toyco held by BrainPlay), in each case subject to the approval of KB Online Holdings, then this closing condition shall not apply.

         (f) KB Online Holdings and Toyco shall have received all documents it may reasonably request relating to the existence of BrainPlay and the authority of BrainPlay for this Agreement, all in form and substance reasonably satisfactory to each of them.

         10.3 CONDITIONS TO OBLIGATIONS OF BRAINPLAY. The obligation of BrainPlay to consummate the Closing is subject to the satisfaction of the following further conditions:

         (a) (i) Each of KB Online Holdings and Toyco shall have performed in all material respects their respective obligations hereunder required to be performed by them at or prior to the Closing Date, (ii) the representations and warranties of each of KB Online Holdings and Toyco contained in this Agreement and in any certificate or other writing delivered by any of them pursuant hereto shall be true in all material respects at and as of the Closing Date as if made at and as of such date, it being understood that, for purposes of this Section 10.3, where any such representation or warranty already includes a Material Adverse Effect or materiality exception, the materiality exception in this clause (ii) shall not apply, and (iii) BrainPlay shall have received a certificate signed by an officer or authorized representative of each of KB Online Holdings and Toyco to the foregoing effect.

         (b) BrainPlay shall have received an opinion of counsel to or counsel of each of KB Online Holdings and Toyco, dated the Closing Date, in form and substance reasonably satisfactory to BrainPlay.

         (c) BrainPlay shall have received all documents it may reasonably request relating to the existence of each of KB Online Holdings and Toyco and the authority of each of KB Online Holdings and Toyco for this Agreement, all in form and substance reasonably satisfactory to BrainPlay.

         (d) BrainPlay shall have received Schedules 2.1(a) and 2.1(c) in accordance with Section 2.6(a)(v).

         (e) With respect to Sections 10.2(c) and 10.2(e), in the case of any materially and adversely different item, either Toyco or the BrainPlay stockholders, with the approval of KB Online Holdings, as the case may be, shall have assumed such obligation.

                                   ARTICLE 11

                           SURVIVAL; INDEMNIFICATION

         11.1 SURVIVAL. The covenants, agreements, representations and warranties of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive until the later of (a) the consummation of a Capital Markets Transaction; or (b) the first anniversary of the Closing Date; provided, however, that (i) the covenants and agreements contained in Articles 6, 7 and 8 hereof shall survive for the respective periods set forth therein, (ii) the covenants, agreements, representations and warranties contained in Sections 4.14 and 4.17 hereof shall survive until expiration of the statute of limitations applicable to the matters covered thereby (giving effect to any waiver, mitigation or extension thereof), if later, and (iii) the representations and warranties set forth in the first sentence of Section 4.13(a) hereof shall survive until the third anniversary of the Closing Date. No covenant, agreement, representation or warranty contained in this Agreement shall survive after the time at which it would otherwise terminate pursuant to the preceding sentence unless notice of the inaccuracy or breach thereof shall have been given to the party against whom such indemnity may be sought prior to such time.

         11.2 INDEMNIFICATION. (a) BrainPlay hereby agrees to indemnify KB Online Holdings and Toyco (collectively, the "KB Indemnitees"), its Affiliates and their respective directors and officers against and agrees to hold them harmless from any and all damage, loss, liability and expense (including without limitation reasonable expenses of investigation and reasonable attorneys' fees and expenses in connection with any action, suit or proceeding) ("Damages") incurred or suffered by the KB Indemnitees, arising out of (i) any misrepresentation or breach of warranty, covenant or agreement made or to be performed by BrainPlay pursuant to this Agreement or (ii) the Excluded Liabilities.

         (b) KB Online Holdings and Toyco (collectively, the "KB Indemnitors"), jointly and severally, hereby agree to indemnify BrainPlay against and agree to hold it harmless from any and all Damages incurred or suffered by the BrainPlay arising out of any misrepresentation or breach of warranty, covenant or agreement made or to be performed by the KB Indemnitors pursuant to this Agreement.

         (c) Toyco hereby agrees to indemnify BrainPlay and KB Online Holdings and to hold each of them harmless from any and all Damages incurred or suffered by any of them arising out of (i) the Assumed Liabilities, (ii) any liabilities of Toyco arising subsequent to the Closing, and (iii) any liabilities of BrainPlay in connection with any obligations of BrainPlay set forth in Article 9 hereof other than liabilities resulting from BrainPlay's fraud or gross, intentional or willful misconduct.

         11.3 PROCEDURES. (a) The party seeking indemnification under Sections
11.2 or 11.3 hereof (the "Indemnified Party") agrees to give prompt notice to the party against whom indemnity is sought (the "Indemnifying Party") of the assertion of any claim, or the commencement of any suit, action or proceeding in respect of which indemnity may be sought under such Section; provided, however, that, if a claim for indemnification under Section 11.2 hereof is based upon the claim, demand, action or assertion of a third party, such notice shall be given within ten Business Days after the Indemnified Party has received from such third party written notice of such claim, demand, action or assertion. The Indemnifying Party may, and at the request of the Indemnified Party shall, participate in and control the defense of any such suit, action or proceeding at its own expense. The Indemnifying Party shall not be liable under Section 11.2 hereof for any settlement effected without its consent of any claim, litigation or proceeding in respect of which indemnity may be sought hereunder.

         (b) After the Closing, this Article 11 will provide the exclusive remedy for any misrepresentation or breach of warranty, covenant or other agreement (other than those contained in Sections 2.6, 6.1 and 7.5 hereof), or other claim arising out of this Agreement or the transactions contemplated hereby other than claims relating to fraud or pursuant to Section 11.5, 11.6 and
11.7 hereof.

         11.4 THRESHOLD AND LIMITATION ON INDEMNIFICATION. An Indemnified Party shall not be entitled to indemnification (or otherwise for Damages) under this
Article 11 or under any other provision of this Agreement unless and until the aggregate of all Damages incurred and suffered by such Indemnified Party exceeds $400,000; provided, however, when the aggregate of all Damages does exceed this limitation, the Indemnified Party shall be entitled to seek indemnification from the Indemnifying Party for all Damages incurred or suffered hereunder. Notwithstanding the foregoing, the liability of each of the parties hereunder shall be limited solely to their Interest in Toyco, which shall be adjusted to reflect the payment of any Damages.

         11.5 FAILURE TO MEET KB FUNDING OBLIGATIONS. The parties agree that the remedies for a breach of Section 2.1(b) shall be, in addition to any other rights available at law or in equity, as set forth in the Operating Agreement.

         11.6 INJUNCTIVE RELIEF. KB Online Holdings acknowledges that monetary damages would not adequately compensate Toyco in the event of a breach by KB Online Holdings of its obligations under Section 6.7, and that injunctive relief would be essential for Toyco to adequately protect itself hereunder. Accordingly, KB Online Holdings agrees that, in addition to any other remedies available to Toyco at law or in equity, Toyco shall be entitled to injunctive relief in the event KB Online Holdings or any of its Affiliates is in breach of the provisions of Section 6.7.

         11.7 SPECIFIC PERFORMANCE. Toyco expressly agrees and understands that the remedy at law for a breach by it of Section 8.5 will be inadequate, and accordingly, acknowledges that upon adequate proof of its violation of Section 8.5, a stockholder of BrainPlay shall be entitled to compel specific performance by Toyco of the obligations set forth in Section 8.5.

                                   ARTICLE 12

                                  TERMINATION

         12.1 EVENTS OF TERMINATION. (a) This Agreement may be terminated at any time prior to the Closing:

               (i) by written agreement of KB Online Holdings, Toyco and BrainPlay;

               (ii) by either (A) KB Online Holdings, or (B) BrainPlay if the Closing shall not have been consummated on or before July 31, 1999 and such failure to close does not result from the actions or failure to act of the terminating party;

               (iii) by either (A) KB Online Holdings, or (B) BrainPlay, if there shall be any law or regulation that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited or if consummation of the transactions contemplated hereby would violate any nonappealable final order, decree or judgment of any court or governmental body having competent jurisdiction;

               (iv) by Brainplay, if any representation or warranty of KB Online Holdings or Toyco contained in this Agreement shall prove to be inaccurate in any material respect at the time when made (it being understood that, for purposes of this subsection (iv), where any such representation or warranty already includes a Material Adverse Effect or materiality exception, the materiality exception in this subsection
          (iv) shall not apply) and KB Online Holdings or Toyco, as the case may be, shall refuse or fail after written notice to correct such representation or warranty within 15 days of such written notice;

               (v) by KB Online Holdings, if any representation or warranty of BrainPlay contained in this Agreement shall prove to be inaccurate in any material respect at the time when made (it being understood that, for purposes of this subsection (v), where any such representation or warranty already includes a Material Adverse Effect or materiality exception, the materiality exception in this subsection (v) shall not apply) and BrainPlay shall refuse or fail after written notice to correct such representation or warranty within 15 days of such written notice;

               (vi) by BrainPlay, if there shall be any material breach or violation of any material covenant or agreement herein to be performed by KB Online Holdings, including the failure of KB Online Holdings to deliver the License Agreement pursuant to Section 2.6(a)(iii), and such breach of violation is not capable of cure prior to July 31, 1999;

               (vii) by KB Online Holdings, if there shall be any material breach or violation of any material covenant or agreement herein to be performed by BrainPlay and such breach or violation is not capable of cure prior to July 31, 1999;

         (b) The party desiring to terminate this Agreement shall give written notice of such termination to the other parties hereto.

         12.2 EFFECT OF TERMINATION. If this Agreement is terminated as permitted by Section 12.1 hereof, termination shall be without liability of any party (or any stockholder, director, member, manager, officer, employee, agent, consultant or representative of such party) to any other party to this Agreement; provided that if such termination shall result from the willful failure of any party hereto to fulfill a condition to the performance of the obligations of the other party, failure to perform a covenant of this Agreement or breach by such party of any representation or warranty or agreement contained herein, such party shall be fully liable for any and all Damages incurred or suffered by the other party as a result of such failure or breach. The provisions of Sections 6.1, 7.5, 12.2 and Article 13 shall survive any termination hereof pursuant to Section 12.1.

                                   ARTICLE 13

                                 MISCELLANEOUS

         13.1 NOTICES. All notices and other communications under this Agreement shall be in writing and shall be deemed to have been given (a) three days after the registration if sent by registered mail, postage prepaid, return receipt requested, (b) upon delivery by courier, (c) upon transmission by facsimile or
(d) upon e-mail to the following addresses:

                  If to KB Online Holdings or Toyco:

                    Consolidated Stores Corporation
                    300 Phillipi Road
                    Columbus, Ohio 43228-8707
                    Attention: General Counsel
                    Fax:     (614) 278-6527
                    Voice:   (614) 278-6762
                    e-mail: abell@cnstores.com

                  with a copy to:

                    Benesch, Friedlander,
                    Coplan & Aronoff LLP
                    2300 BP Tower
                    200 Public Square
                    Cleveland, Ohio 44114
                    Attention: Michael Wager, Esq.
                    Fax:     (216) 363-4588
                    Voice:   (216) 363-4686
                    e-mail: mwager@bfca.com

                  If to BrainPlay:

                    BrainPlay.com, Inc.
                    475 Seventeenth Street
                    Suite 750
                    Denver, Colorado 80202
                    Attention: Srikant Srinivasan
                    Fax:     (303) 382-1185
                    Voice:   (303) 226-6200
                    e-mail: srikant@brainplay.com
                  with a copy to:

                    Brobeck, Phleger & Harrison LLP
                    25th Floor
                    1125 Seventeenth Street
                    Denver, Colorado 80202
                    Attention: Jeremy Makarechian, Esq.
                    Fax:     (303)299-8819
                    Voice:   (303) 299-8801
                    e-mail: jmakarechian@brobeck.com

         13.2 BINDING EFFECT; ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns. No assignment of this Agreement or of any rights or obligations hereunder (by operation of law or otherwise) may be made without consent of the other parties, except, however, that KB Online Holdings may assign its rights or obligations (other than the KB Funding Obligations or the redemption obligations set forth in Section 8.5) hereunder to one or more of its respective Affiliates. Any attempted assignment without any required consent hereunder shall be void.

         13.3 THIRD PARTY BENEFICIARIES. Nothing in this Agreement is intended or shall be construed to confer on any person other than the parties any rights or benefits hereunder, except, however, that the stockholders of BrainPlay shall have the right to enforce the provisions of Section 8.5 against Toyco or its Affiliates, or against Consolidated Stores Corporation or its Affiliates or Mac Frugel's Bargains Close-outs Inc. or its Affiliates as the guarantors as hereinafter provided.

         13.4 HEADINGS. The headings in this Agreement are intended solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

         13.5 GOVERNING LAW; CONSENT TO JURISDICTION. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio without regard to conflicts of law rules of such state. Any action or proceeding, however characterized, relating to or arising out of this Agreement, or in connection with the subject matter hereof shall be maintained in the state or federal courts located in the County of Franklin and State of Ohio, and the parties hereto, each for itself, its successors and permitted assigns, hereby irrevocably submits to the jurisdiction of the courts of the State of Ohio and the Courts of the United States of America sitting in the County of Franklin and State of Ohio for the purposes of any such action or proceeding and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement.

         13.6 WAIVERS. Compliance with the provisions of this Agreement may be waived only by a written instrument specifically referring to this Agreement and signed by the party waiving compliance. No course of dealing, nor any failure or delay in exercising any right, shall be construed as a waiver, and no single or partial exercise of a right shall preclude any other or further exercise of that or any other right.

         13.7 EXPENSES. Except as otherwise expressly provided herein, Toyco shall bear all of the fees and expenses of each of KB Online Holdings, BrainPlay and Toyco (including, without limitation, reasonable fees and disbursements of counsel, accountants and other experts) incurred by them in connection with the preparation, negotiation, execution, delivery and performance of this Agreement, each of the other documents and instruments executed in connection with or contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby. If the transactions contemplated herein are not consummated, all costs and expenses incurred in connection with this Agreement will be borne by the party incurring such cost or expense.

         13.8 SEVERABILITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, each of which shall remain in full force and effect.

         13.9 AMENDMENT. No amendment of this Agreement shall be binding unless made in a written instrument that specifically refers to this Agreement and is signed by all parties hereto.

         13.10 ENTIRE AGREEMENT. This Agreement (together with the Exhibits and Schedules hereto) is the exclusive statement of the agreement among KB Online Holdings, BrainPlay and Toyco concerning the subject matter hereof. All negotiations, disclosures, discussions and investigations relating to the subject matter of this Agreement are merged into the Agreement and there are no representations, warranties, covenants, understandings, or agreements, oral or otherwise, relating to the subject matter of the Agreement, other than those included herein.

     13.11 COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the document.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written

                                   KB ONLINE HOLDINGS, INC.


                                   By:     /s/Michael J. Potter
                                      -----------------------------
                                   Name:   Michael J. Potter
                                        ---------------------------
                                   Title:  Executive Vice President
                                         --------------------------


                                   BRAINPLAY.COM

                                   By:
                                      -----------------------------
                                        Srikant Srinivasan
                                        President and Chief Executive Officer



                                   TOYCO.COM LLC

                                   By:  K.B. Consolidated, Inc. its Member

                                   By:     /s/Albert J. Bell
                                        ---------------------------
                                   Name:   Albert J. Bell
                                        ---------------------------
                                   Title:  Executive Vice President
                                         --------------------------

         13.8 SEVERABILITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, each of which shall remain in full force and effect.

         13.9 AMENDMENT. No amendment of this Agreement shall be binding unless made in a written instrument that specifically refers to this Agreement and is signed by all parties hereto.

         13.10 ENTIRE AGREEMENT. This Agreement (together with the Exhibits and Schedules hereto) is the exclusive statement of the agreement among KB Online Holdings, BrainPlay and Toyco concerning the subject matter hereof. All negotiations, disclosures, discussions and investigations relating to the subject matter of this Agreement are merged into the Agreement and there are no representations, warranties, covenants, understandings, or agreements, oral or otherwise, relating to the subject matter of the Agreement, other than those included herein.

         13.11 COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the document.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.




                                   KB ONLINE HOLDINGS, INC.


                                   By:
                                      -----------------------------
                                   Name:
                                        ---------------------------
                                   Title:
                                         --------------------------


                                   BRAINPLAY.COM

                                   By:  /s/Srikant Srinivasan
                                      -----------------------------
                                        Srikant Srinivasan
                                        President and Chief Executive Officer



                                   TOYCO.COM LLC

                                   By:  K.B. Consolidated, Inc. its Member

                                   By:
                                        ---------------------------
                                   Name:
                                        ---------------------------
                                   Title:
                                         --------------------------